Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

May 23, 2011

NuStar Energy L.P.

2330 North Loop 1604 West

San Antonio, Texas 78248

Ladies and Gentlemen:

We have acted as special counsel to NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance and sale from time to time by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price up to $200,000,000 (the “Common Units”) pursuant to that certain Equity Distribution Agreement dated May 23, 2011 (the “Distribution Agreement”) between the Partnership, Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner (‘NuStar GP” and, together with the Partnership and the General Partner, the “Partnership Parties”) and Citigroup Global Markets Inc.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware LP Act”), regulations, corporate records and documents of the Partnership Parties, including the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated March 18, 2003, as amended to date (the “Partnership Agreement”), certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Common Units will be issued and sold in the manner described in the Distribution Agreement and the Partnership’s shelf registration statement on Form S-3 (Registration No. 333-173510), filed under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on April 29, 2011 (the “Registration Statement”) and the prospectus supplement, dated May 23, 2011, filed pursuant to Rule 424(b) promulgated under the Securities Act, which together with the accompanying prospectus dated April 29, 2011 shall constitute the “Prospectus.”

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, and having due regard for such legal considerations as we deem

NuStar Energy L.P.

May 23, 2011

relevant, we are of the opinion that (i) the issuance of the Common Units by the Partnership in accordance with the terms of the Distribution Agreement has been duly authorized by the General Partner of the Partnership and (ii) when the Common Units have been issued and delivered in accordance with the terms of the Distribution Agreement, the Common Units will be validly issued, fully paid and non-assessable, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act and as described in the Prospectus.

We express no opinion other than as to the federal laws of the United States of America and the Delaware LP Act (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws).

We consent to the filing by you of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Andrews Kurth LLP